Exhibit 99(r)(1)

Resource Real Estate Diversified Income Fund

Resource Credit Income Fund

Amendment No. 8

to

Compliance Manual dated January 2017

Effective: May 1, 2019

The Resource Real Estate Diversified Income Fund and Resource Credit Income Fund Compliance Manual dated January 2017, as amended (the “Manual”), is further amended as follows:

Section 4.B. entitled “Rule 17j-1 and Rule 204A-1 Code of Ethics” is deleted in its entirety and replaced with the following:

4.B Rule 17j-1 and Rule 204A-1 Code of Ethics

The Funds have adopted the Advisers' Code of Ethics (the “Code”) as their own pursuant to the requirements of Rule 17j-1 that governs the personal securities trading of Access Persons of the Funds. While the Trustees are subject at all times to the fiduciary obligations set forth in the Code, the personal investment transaction compliance procedures set forth in Sections E. through H. of the Code do not apply to Disinterested Trustees unless such Disinterested Trustee knew, or in the ordinary course of fulfilling the duties as a Trustee, should have known, that during the fifteen (15) days immediately preceding or after the date of the Disinterested Trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case Sections E through H of the Code apply only to such transaction.

The Code is attached at Addendum J.

The Advisers' Chief Compliance Officer will annually distribute a copy of the Code (and promptly distribute any amendment thereto) to each Access Person of the Funds. Each Access Person of the Funds is required annually acknowledge his or her receipt of the Code through Compliance Science, Inc.

The Funds shall rely upon the personal securities holdings and transactions reporting policies and procedures of the Advisers.

Responsible Party/Compliance Process: Chief Compliance Officer/ Advisers

ADDENDUM J

CODE OF ETHICS

A.	INTRODUCTION

The Advisers have adopted this Code of Ethics to comply with Section 204A of the Advisers Act and Rule 204A-1 thereunder (see Section Error! Reference source not found.: Introduction). This Code of Ethics sets forth the ethical and fiduciary principles and related compliance requirements under which the Advisers and its Supervised Persons must operate and the procedures for implementing those principles. This Code of Ethics provides a summary of applicable legal requirements and a statement of the Advisers' policy and the procedures through which the policy will be implemented.

B.	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

The Advisers shall provide each Supervised Person with a copy of this Code of Ethics and any amendment thereto, through CSI. Each Supervised Person is required to acknowledge upon hire, through the Initial Compliance Certification on CSI, that he or she has received a copy of this Code of Ethics and that he or she agrees to comply with the policies and procedures set forth herein. In addition, each Supervised Person is required to certify annually, through the Advisers' Compliance Manual, Code of Ethics, Privacy Policies, Information Security Policy and Business Continuity Plan certification on CSI that, among other things, such Supervised Person has read, understands and agrees to comply with this Code of Ethics and has complied with its requirements during the course of the prior year.

C.	CLIENT AND INVESTOR REQUESTS FOR CODE OF ETHICS

Upon written request, the Advisers shall provide each Client or investor with a copy of this Code of Ethics and shall maintain evidence thereof.

D.	FIDUCIARY DUTY -- STATEMENT OF POLICY

The Advisers is subject to certain principles of fiduciary duty, which are enforceable under the Advisers Act and federal and state law. These fiduciary duty principles dictate that the Advisers conduct its business in a manner that places the interests of its Clients above its own.

As a fiduciary, the Advisers owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent to the extent that the Advisers is in a situation involving a conflict or potential conflict of interest. The Advisers and each Supervised Person must act for the benefit of each Client and should adhere to the highest standards with respect to any potential conflicts of interest with each Client. Each Supervised Person shall act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, investors, the public, prospects, third-party service providers and employees. Each Supervised Person should use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Advisers' services, and engaging in other professional activities. Accordingly, at all times, the Advisers and each Supervised Person will conduct business with the following precepts in mind:

1.	Place the interests of each Client first. A Supervised Person may not cause a Client to take action, or not to take action, for the Supervised Person's personal benefit (or the Advisers' benefit) rather than for the benefit of the Client. For example, causing a Client to purchase an investment owned by a Supervised Person for the purpose of increasing the price of that investment would be a violation of this Code of Ethics. Similarly, a Supervised Person investing in an investment of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code of Ethics.

2.	Conduct all personal investment transactions in compliance with this Code of Ethics. This Code of Ethics includes (a) various pre-clearance and reporting requirements for Supervised Persons and Access Persons and (b) procedures regarding personal trading. While the Advisers does not prohibit a Supervised Person and the members of his or her Family/Household from developing personal investment programs, each Supervised Person should take care not to take any action that could result in even the appearance of impropriety.

3.	Comply with the federal securities laws and all other applicable laws, rules and regulations. Each Supervised Person must be aware of the Advisers' requirements as an investment adviser and his or her duties, and integrate compliance into the performance of such duties.

4.	Seek advice when in doubt about the propriety of any action or situation. Each Supervised Person should address any question concerning this Code of Ethics to the CCO, who may consult with outside counsel, outside auditors or other professionals, as necessary.

The policies and procedures in this Code of Ethics, and the CCO's administration and enforcement of these policies and procedures, implement these fiduciary principles in the context of certain specific situations and shall be utilized to prevent and detect any dishonest and/or unethical practices.

E.	PERSONAL INVESTMENT TRANSACTIONS

1.	REGULATORY FRAMEWORK

Rule 204A-l requires (a) each Access Person to report periodically his or her Non-Managed Accounts and Managed Accounts and his or her personal securities transactions and holdings in Reportable Securities and (b) the CCO to review and monitor Access Person trading to ensure compliance with this Code of Ethics.

2.	REPORTING REQUIREMENTS

For the avoidance of doubt, a Supervised Person is deemed to be a beneficial owner of the securities of the members of such Supervised Person's Family/Household. Therefore, the restrictions and procedures contained herein will apply to the securities owned and transactions effect by members of such Supervised Person's Family/Household.

a.	INITIAL PERSONAL INVESTMENTS ACCOUNTS AND HOLDINGS REPORTS

Rule 204A-1(b) states that, each Access Person is required to submit a report of his or her Covered Accounts, Reportable Securities in any Covered Account and all directly held Reportable Securities over which the Access Person has (or is deemed to have) Direct or Indirect Influence or Control within ten (10) days of becoming an Access Person.

The Advisers requires that each Supervised Person must complete and submit to the CCO or a designee (i) the Disclosure of Personal Securities Accounts and Initial Holdings Form, which requires each Supervised Person to (a) list each Non-Managed Accounts, (b) provide copies of the most recent brokerage statements for each Non-Managed Account and (c) list each Private Placement Investment, no later than seven (7) days after becoming an Supervised Person, and (ii) an Accounts Only certification through CSI that lists such Supervised Person's Non-Managed Accounts, no later than 10 days after becoming an Supervised Person. The Disclosure of Personal Securities Accounts and Initial Holdings Form and the Accounts Only certification are required to be current as of a date no more than forty-five (45) days before the date the Supervised Person submits them and is required to include each Non-Managed Account and all Reportable Securities.

The CCO or a designee shall maintain a schedule tracking the date that each Supervised Person completes and submits his or her Disclosure of Personal Securities Accounts and Initial Holdings Form.

The securities in any Managed Accounts are not required to be reported, but the Supervised Person must submit a Managed Account certification with respect to such account no later than seven (7) days after becoming an Supervised Person (which is accomplished through the Disclosure of Personal Securities Accounts and Initial Holdings Form) and quarterly thereafter (which is accomplished through CSI). In addition, you may be asked to provide the CCO with a copy of the agreement governing the Managed Account. The CCO may request an additional certification from the third-party adviser of the Managed Account. In addition, the CCO may request reports on holdings and/or transactions made in a Managed Account to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on the reporting exemption. Based on the information received, the CCO may determine initially and annually that such Supervised Person does not have Direct or Indirect Influence or Control over the Managed Account.

b.	ANNUAL PERSONAL INVESTMENT ACCOUNTS AND HOLDINGS REPORT

Rule 204A-1(b) provides that within forty-five (45) days following the end of each year, each Access Person is required to submit an annual report of his or her Non-Managed Accounts and Reportable Securities as of the last day of such year.

The Advisers require that each Supervised Person is required to submit the Accounts, Holdings and Transactions certification through CSI that lists (i) each Non-Managed Account identified by such Supervised Person as of the last day of such year and (ii) each Reportable Security that has been either (A) reported by a Designated Brokerage Firm or (B) reported by such Supervised Person, in each case as of the last day of such year. If an Supervised Person holds any investment in a Reportable Security outside of a Designated Brokerage Firm Account (e.g., any Reportable Security held in a non-Designated Brokerage Firm Account, any Private Placement Investment or an equity investment held directly through the issuer), such Supervised Person must independently report such investment on the Accounts, Holdings and Transactions certification.

c.	QUARTERLY TRADE REPORTING REQUIREMENTS

Rule 204A-1(b) provides that within thirty (30) days following the end of each quarter, each Access Person is required to submit a report of each personal securities transaction in any Reportable Security during such quarter.

The Advisers requires that each Supervised Person is required to submit the Accounts, Holdings and Transaction certification through CSI that lists (i) each Non-Managed Account identified by such Supervised Person as of the last day of such quarter, (ii) each Reportable Security that has been either (A) reported by a Designated Brokerage Firm or (B) reported by such Supervised Person, in either case as of the last day of such quarter and (iii) each transaction in a Reportable Security for such quarter. If an Supervised Person holds any investment in a Reportable Security outside of a Designated Brokerage Firm Account (e.g., any Reportable Security held in a non-Designated Brokerage Firm Account, any Private Placement Investment or an equity investment held directly through the issuer), such Supervised Person must independently report such investment on the Accounts, Holdings and Transactions certification.

d.	NEW PERSONAL SECURITIES ACCOUNTS

Supervised Persons are required to notify the Compliance Department via CSI of any new Personal Securities Account when it is opened. A Supervised Person can do this by clicking on the “Add a Broker Account” under their listing of “Broker Accounts” in CSI. This is not a preclearance requirement but rather a reporting requirement; however, Supervised Persons who are subject to the Resource Securities LLC's written supervisory procedures must receive the prior written approval of Resource Securities' Chief Compliance Officer to open a new broker account.

e.	CSI

Each Designated Brokerage Firm provides a daily “feed” of transactions and holdings for each account reported by an Access Person that has been “accepted” by the Designated Broker Firm.

The CCO or a designee shall:

i.	On a weekly basis, review each newly-reported account with a Designated Brokerage Firm and take appropriate steps to add such account to the Designated Brokerage Firm's feed to the Advisers through CSI;

ii.	On a weekly basis, review the Broker Feed Status on CSI to confirm that each Designated Brokerage Firm has provided a current feed to CSI;

iii.	On a quarterly basis, review each Access Person's account at a Designated Brokerage Firm to confirm that the Designated Brokerage Firm has provided a current feed for each such reported account; and

iv.	On a quarterly basis, review each Access Person's account at a non-Designated Brokerage Firm to confirm that such non-Designated Brokerage Firm is providing paper copies of account statements and trade confirmations (and the CCO or a designee shall update CSI to indicate the most recent account statement received for each non-Designated Brokerage Firm).

F.	PRE-CLEARANCE OF IPOS, ICOS AND PRIVATE PLACEMENT INVESTMENTS

Except as provided below, or as otherwise determined by the CCO, a Supervised Person is not required to pre-clear any personal securities transaction.

Rule 204A-1 requires each Access Person to obtain the prior approval before investing in shares of IPOs or acquiring Private Placement Investments (other than options granted to an Access Person in an affiliated entity or a profits interest in an affiliated entity). The Advisers are extending the application of Rule 204A-1 to ICOs.

The Advisers requires that each Supervised Person who wishes to acquire shares in an IPO, virtual currency tokens offered or sold as part of an ICO or a beneficial interest in a Private Placement Investment is required to submit a pre- clearance request through CSI. A Supervised Person may be required to provide additional information regarding the investment. The CCO shall review each pre-clearance request and determine whether or not to approve the investment. The President shall pre-clear such transactions for the CCO.

G.	RESTRICTED ISSUERS LIST; WATCH LIST; TRADING ISSUES

1.	RESTRICTED ISSUERS LIST

Each Access Person (including members of such Access Person's Family/Household) is prohibited from purchasing or selling (or recommending the purchase or sale of) any security, or any derivative thereof, of an issuer on any applicable Restricted Issuers List(s) (e.g., an issuer subject to a restriction on trading issued by the CCO under Advisers' Insider Trading policies and procedures) applicable to such Access Person based on their status, as follows:

Group	RRE_RAA Restricted List	RRE_RAA Supplemental Restricted List	RFFM Restricted List	C3CP Restricted Issuers List
RRE Access Person	X	X		X
RAA Access Person	X	X		X
RFFM Access Person			X	X

An issuer that is added to a Restricted Issuers List is also added to the Blacklist on CSI. The CCO or a designee will distribute the Restricted Issuers Lists to each Access Person by e-mail, post the Restricted Issuers List to CSI and send a certification to each Access Person regarding such issuer. Each Access Person is required to certify through CSI that he or she (including members of such Access Person's Family/Household) will not purchase or sell securities, or any derivatives thereof, of any issuer on the Restricted Issuers List without the prior written approval of the CCO.

Further, all RAI Supervised Persons (including members of such Supervised Person's Family/Household) is prohibited from purchasing or selling (or recommending the purchase or sale of) any security, or any derivative thereof, of an issuer on the C3CP Restricted Issuers List.

The Restricted Issuers Lists, Supplemental Restricted Lists and/or C3CP's Restricted Issuers List may be amended from time to time if the CCO determines, for example, that an issuer should be added to, or removed from, such Restricted Issuers List, Supplemental Restricted List and/or C3CP's Restricted Issuers List. An issuer may be added to the Restricted Issuers List if, as an example, there is a potential transaction with such Issuer; an issuer may be removed from the Restricted Issuers List if, as an example, a transaction with a particular issuer did not occur, or after a specific period of time. With the exception of the Restricted Issuers List applicable to RRE and RAA Access Persons, in the event that a Restricted Issuers List, Supplemental Restricted List and/or C3CP's Restricted Issuers List is amended, the CCO or a designee will distribute such amendment(s) by e-mail, post the updated Restricted Issuers List to CSI and circulate a new certification through CSI1. The Restricted Issuers List applicable to RRE and RAA Access Persons is circulated daily by ALPS. Changes in the list are updated in CSI by the CCO or his or her designee for the purposes of monitoring employee personal trading.

1	Unlike RFFM's Restricted Issuers List and the Supplemental Restricted Issuers List for RRE and RAA, the Restricted Issuers List for Access Persons of RRE and RAA is circulated daily by ALPS. Changes in the list are updated in CSI by the CCO or his or her designee for the purposes of personal trade monitoring.

2.	WATCH LIST

The CCO may place an issuer on Advisers' Watch List if, for example, an Adviser is considering a transaction with an issuer, certain Supervised Persons have access to information regarding such issuer, or other circumstances as the CCO may determine. To the extent such information constitutes Material, Non-Public Information, as determined by either the CCO or C3CP's Executive Managing Director, or their respective designee, such issuer will be placed on the Restricted Issuers List. In addition, on a quarterly basis, the CCO or a designee shall include each security held by an Adviser or an affiliate or a Client to such Adviser's Watch List by adding each purchase transaction from the P&S Journal to the Firm and Client Holdings list on CSI. An issuer on an Adviser's Watch List is also added to the Graylist on CSI. The Watch List is not distributed to Supervised Persons and Supervised Persons are not specifically prohibited from purchasing or selling securities, or any derivatives thereof, of an issuer on an Adviser's Watch List; rather, the CCO shall monitor trading in such issuers to determine if there is any improper dissemination of information or improper trading, in which case the CCO shall discuss the issue with the President and determine the appropriate course of action.

3.	SHORT-TERM TRADING

Section 16 of the Exchange Act prohibits a Supervised Person from engaging in short-term trading in securities or derivatives of an issuer with a class of security registered under Section 12 of the Exchange Act and in which such Supervised Person is a Corporate Insider of the issuer, and imposes reporting obligations with respect to any such transactions. Advisers or its affiliates may be deemed to be a “director” and Corporate Insider of an issuer for purposes of Section 16 if a Supervised Person or other representative of Advisers is a director of the issuer.

4.	PRE-CLEARANCE OF TRANSACTIONS IN SECURITIES OF XAN AND CERTAIN OTHER ISSUERS

Supervised Persons, including employees and officers of the Advisers and Family/Household members of any such persons, are prohibited from purchasing and/or selling any XAN securities (including any options thereon or derivatives thereof), or the securities of any other real estate investment trust or other issuer on which any Advisers' officer or employee may serve on the board of directors, or of securities issued by an affiliate thereof or any entity such issuer sponsors, without the prior written consent of the RRE's Vice President and Assistant General Counsel - Securities.

Further, XAN's Compliance Associate will monitor trading by Supervised Persons in XAN stock on an ongoing basis.

The CCO will review Advisers' pre-clearance policy on a periodic basis and, if required, establish and communicate blackout periods or pre-clearance restrictions for other issuers as necessary or appropriate.

5.	PROHIBITION ON TRANSACTIONS IN CMBS AND CRE-CDO ISSUERS

Each Supervised Person (including members of such Supervised Person's Family/Household) is prohibited from engaging in any transaction for any Reportable Account that involves the acquisition or disposition of a security of a CMBS trust or issuer of a CRE-CDO without the prior written approval of the CCO.

A Supervised Person (including members of such Supervised Person's Family/Household) that owns any CMBS or CRE-CDO security and that desires to dispose of such CMBS and/or CRE- CDO security is required to obtain the prior written approval of the CCO through CSI. On a monthly basis, the CCO shall review each Supervised Person's personal securities transactions to identify any purchase or sale of a CMBS or CRE-CDO security.

6.	PRE-CLEARANCE OF TRANSACTIONS IN SECURITIES OF THE INTERVAL FUNDS (ONLY APPLICABLE TO RRE ACCESS PERSON AND RAA ACCESS PERSON)

Each RRE Access Person and RAA Access Person and members of such Access Person's Family/Household are prohibited from purchasing and/or selling any Interval Fund securities (including any options thereon or derivatives thereof) without the prior written consent of the CCO.

Each RRE Access Person and RAA Access Person is subject to procedures for the pre-clearance of purchases and/or sales of any securities of the Interval Funds set forth in the “RAI Policy Regarding Securities Trades in Shares of Resource Real Estate Diversified Income Fund and/or Resource Credit Income Fund By Personnel of the Fund and Supervised Persons of Resource America, Inc. and Pre-clearance Procedures and Blackout Periods” (see Appendix G hereto).

The Chief Compliance Officer of the Interval Funds will review the adequacy of the “RAI Policy Regarding Securities Trades in Shares of Resource Real Estate Diversified Income Fund and/or Resource Credit Income Fund By Personnel of the Fund and Supervised Persons of Resource America, Inc. and Pre-clearance Procedures and Blackout Periods” as it relates to RRE Access Person and RAA Access Person and the effectiveness of their implementation no less frequently than annually in conjunction with the annual review of the adequacy of the Advisers' policies and procedures under Rule 206(4)-7.

H.	REVIEW AND AVAILABILITY OF PERSONAL TRADE INFORMATION

The CCO shall maintain (including through CSI) all information supplied under this Code of Ethics, including initial, quarterly and annual holdings and transaction reports, Managed Account certifications, and review such information for compliance with this Code of Ethics.

Each quarter, the CCO shall review (a) a report generated through CSI of each Non-Managed Account, Reportable Security holding and Private Placement Investment as of the last day of such quarter and each Reportable Securities transaction during such quarter and (b) all account statements and confirmations received from brokerage firms during such quarter. Such review shall:

•	Determine whether each Access Person followed internal procedures, such as pre-clearancefor investments in IPOs, ICOs or Private Placement Investments;

•	Compare each Access Person transaction to any restriction in effect at the time of the trade, including any issuer on any the Adviser's and C3CP's Restricted Issuers List and/or Watch List;

•	Monitor and resolve all pre-trade and post-trade issues;

•	Confirm that the Access Person does not have Direct or Indirect Influence or Control over Managed Accounts; and

•	Periodically analyze Access Person trading for patterns that may indicate abuse.

The CCO shall initial and date each statement, confirmation and report to evidence such review and maintain evidence of such review. The CCO shall maintain such records in a manner to safeguard their confidentiality. Each Supervised Person's personal trade records will be accessible only to the Supervised Person, the CCO and a designee(s) on CSI. The CCO shall notify a Supervised Person if the SEC or other regulatory agency requests such records.

I.	REPORTING VIOLATIONS

Each Supervised Person is subject to, and is responsible for complying with, this Code of Ethics. As a matter of the Advisers policy, compliance with this Code of Ethics is a condition of continued employment. Each Supervised Person is required to report any violation of this Code of Ethics promptly to the CCO, whether the violation involves the Supervised Person or others governed by this Code of Ethics. The CCO shall keep such reports confidential. The CCO will investigate any reported or suspected violation of any provision of this Code of Ethics and report to the Advisers' senior management on the factual findings and recommend sanctions, where appropriate. Each Supervised Person is required to cooperate in any investigation.

J.	PENALTIES FOR VIOLATIONS OF THE CODE OF ETHICS

Each Supervised Person who violates the policies and procedures set forth in this Code of Ethics will be subject to penalties and disciplinary actions including, but not limited to (1) a letter of reprimand in such Supervised Person's employee file, (2) prohibiting such Supervised Person from certain activities covered by this Code of Ethics, (3) imposing a fine on such Supervised Person (to the extent permitted by applicable law), which such amount shall be contributed to charity, (4) loss or reduction of compensation, seniority or promotional opportunity, (5) temporary suspension or termination of employment and (6) civil legal action.

K.	CODE OF ETHICS BREACH LOG

The CCO shall maintain a log of each violation of the Code of Ethics, which log shall contain the Supervised Person's name, date of the event/breach, nature of the breach, ultimate resolution of the breach, and any remedial action or penalty imposed as a result of such breach.